EXHIBIT 5.11
CONSENT OF PAUL STAPLES
In connection with Alamos Gold Inc.’s registration statement on Form F-10 (the “Registration Statement”), and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission, I, Paul Staples, P.Eng, VP and Global Practice Lead, Ausenco, hereby consent to the use of and references to name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.
Yours truly,

By:     /s/ Paul Staples
Paul Staples, P.Eng
VP and Global Practice Lead, Ausenco
May 31, 2023